Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NGP Capital Resources Company:

We consent to the use of our report included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

KPMG LLP

Fort Worth, Texas

August 16, 2004